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                                                              Exhibit 10(n)


                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "Agreement"), dated as of September 14, 1998, between A.F. Petrocelli ("Executive") and Prime Hospitality Corp., a Delaware corporation ("Employer").

      In consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Employment of Executive

      Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.    Employment Period

      Subject to earlier termination as provided in Section 5, the term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and shall continue for a period of three (3) years. The Employment Period shall be automatically extended for an additional period(s) of one year (and such additional one year period(s) shall be considered the applicable Employment Period) upon the terms and conditions set forth herein unless written notice of non-renewal is given by either party at least ninety (90) days prior to the expiration of this Agreement.

3.    Duties and Responsibilities

      3.1 General. During the Employment Period, Executive (i) shall have the titles of President and Chief Executive Officer of Employer and (ii) shall devote a substantial part of his business time and expend his best efforts, energies and skills to the business of Employer.

      Executive shall be responsible for the general management of Employer and shall perform such duties, consistent with his status as President and Chief Executive Officer of Employer, as he may be assigned from time to time by Employer's board of directors (the "Board").

      Throughout the Employment Period, Executive shall faithfully and diligently perform his duties under this Agreement and shall use his best efforts to promote the interests of Employer.

4.    Compensation and Related Matters

      4.1 Base Salary. For each twelve-month period of the Employment Period, commencing with the twelve-month period beginning on the date of this Agreement (each such period, an "Employment Year"), Employer shall pay to Executive a base salary ("Base Salary") equal to $700,000. The Base Salary for each Employment Year shall be payable in equal weekly installments.


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      4.2 Annual Bonus. For each calendar year (the "Bonus Year"), at the discretion of the Compensation and Audit Committee of the Board (the "Committee"), Executive shall be eligible to receive a cash bonus of up to 100% of Base Salary ("Bonus") based upon Employer's and Executive's attainment of annual performance objectives to be reasonably established by the Committee for the Bonus Year in consultation with Executive, such performance objectives to be established as soon as possible following the beginning of the Bonus Year. Bonus earned for the Bonus Year shall be payable promptly following the determination thereof by the Committee, on the earlier of (i) fifteen (15) days after the members of the Committee received the audited financial statements for the Bonus Year, or (ii) the next meeting of the Board. To the extent specifically provided in Section 6 hereof, the Bonus payable for the Bonus Year in which the Employment Period terminates shall equal the Bonus that would have been paid had the Employment Period not so terminated, multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365.

      4.3 Life Insurance. To the extent it can be obtained at standard (i.e., non-rated) premium rates, Employer shall use its best efforts to procure and maintain in effect at all times during the Employment Period, at Employer's expense other than with respect to PS58 costs, a policy of whole life insurance on the life of Executive in the amount equal to $2,000,000, naming such person or trust as Executive shall designate from time to time as the owner and beneficiary thereof. The amount of such life insurance shall be provided under a conventional split dollar arrangement that gives Employer enforceable rights to death benefit proceeds equal to the aggregate premiums paid by Employer and that gives Executive, his legal representatives or beneficiaries, and trusts of which Executive was the settlor, as applicable, the right to assume the policy, upon payment to Employer of the cash surrender value in the event of his Termination of employment. Executive agrees that Employer shall have the right to obtain other life insurance on Executive's life, at Employer's sole expense and with Employer or an affiliate thereof as the sole beneficiary thereof. Executive shall (i) cooperate fully with Employer in obtaining all such insurance, (ii) sign any necessary consents, applications and other related forms or documents, and (iii) take any required medical examinations.

      4.4 Automobile. Employer shall provide Executive with the use of a vehicle at Employer's expense. Executive will be entitled to continue to use that automobile for the term of this Agreement. Employer shall be responsible for all expenses of use, maintenance and operation of that vehicle, except if Executive's operation of the vehicle causes penalty insurance rates, in which case Executive will bear such costs.

      4.5 Other Benefits. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, travel accident insurance, phantom stock or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.


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      4.6 Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

      4.7 Vacations. Executive shall be entitled to twenty (20) days vacation for each calendar year during the Employment Period with reasonable one year carry-over allowances, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

      4.8 Stock Options. As soon as practicable after execution of this Agreement, the Committee shall meet and, as a material inducement to Executive's commencement of employment with Employer, grant to Executive a nonqualified stock option (the "Option") to purchase 1,750,000 shares of Common Stock of the Employer (the "Common Stock"), having a term of ten (10) years. The Option shall vest and become exercisable as follows: (i) Tranche A of the Option, covering 1,000,000 shares of Common Stock, shall vest and become exercisable as to 20% of the shares covered on each of the first through fourth anniversaries of September 14, 1998, and with respect to the remaining 20% of such Option Shares on September 13, 2003, provided, in each case, that Executive remains an employee of Employer on the applicable vesting date; and (ii) Tranche B of the Option, covering the remaining 750,000 shares of Common Stock, shall vest and become exercisable on the ninth anniversary of the date of grant, provide Executive remains an employee of Employer on such date, subject to earlier vesting, however, based upon Employer's attainment of the following share price values: (A) 250,000 Options shall vest and become exercisable at such time as the Common Stock's closing price on the New York Stock Exchange is first at or above $20.00 per share; (B) an additional 250,000 Options shall vest and become exercisable at such time as the Common Stock's closing price on the New York Stock Exchange is first at or above $25.00 per share; and (C) an additional 250,000 Options shall vest and become exercisable at such time as the Common Stock's closing price on the New York Stock Exchange is first at or above $30.00 per share; provided further, that in each case, Executive remains an employee of Employer. The exercise price shall be the fair market value of the Common Stock on the day preceding the date of grant (or, if no value was reported on that date, the last preceding date for which a value was reported). Except as otherwise set forth herein, the terms of the Option shall be as set forth in the Option Agreement to be entered into between Employer and Executive.

      4.9 Tax Gross-Up. To the extent that payments made by Employer to or on behalf of Executive pursuant to the provisions of Sections 4.3 and 4.4 hereof are subject to federal, state or local income or payroll taxes, Employer shall pay to Executive, not later than forty-five (45) days after the end of the calendar year for which such payments are includable in Executive's gross income, the amount of such additional taxes, calculated by assuming application of the highest applicable tax rates, plus such additional amount as shall be necessary to hold harmless Executive, as nearly as practicable, from the obligation to pay such taxes in respect of amounts payable pursuant to this
Section 4.9.


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5.    Termination of Employment Period

      5.1 Termination Without Cause; Voluntary Termination by Executive. Employer may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without cause. The effective date of such termination of the Executive from the Employer shall be the date that is thirty
(30) days following the date on which such notice is given. Executive may, by notice to Employer at any time during the Employment Period, voluntarily resign from the Employer and terminate the Employment Period. The effective date of such termination of the Executive from the Employer shall be the date that is thirty (30) days following the date on which such notice is given.

      5.2 By Employer for Cause. Employer may, at any time during the Employment Period by notice to Executive (but only after compliance with the procedure hereinafter set forth in this Section 5.2 in the event of the cause specified in clause (ii) below), terminate the Employment Period "for cause" effective on the later of the giving of such notice or upon the determination by the Board following notice, if applicable. Such notice shall specify the conduct which is the basis for termination for cause in reasonable detail. For the purposes hereof, "for cause" means:

            (i) the conviction of Executive in a court of competent jurisdiction of a crime constituting a felony in such jurisdiction involving money or other property of the Employer or any of its affiliates or any other felony (whether or not involving money or other property of the Employer) involving moral turpitude; or

            (ii) the willful engaging in misconduct that is materially injurious to Employer, monetarily or otherwise. For the purposes hereof, (a) no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action or omission was in or not opposed to the best interests of Employer and (b) no failure to achieve performance targets shall be considered a willful act of misconduct.

            Termination "for cause" pursuant to clause (ii) of the preceding sentence shall be effected only if (i) Employer has delivered to Executive a copy of a notice of termination that complies with the foregoing paragraph and that gives Executive, on at least fifteen (15) business days' prior notice, the opportunity, together with Executive's counsel, to be heard before Employer's Board, and (ii) the Board (after such notice and opportunity to be heard), adopts a resolution that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in clause (ii) of the preceding sentence, and specifying the particulars thereof in reasonable detail.

      5.3 By Executive for Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement "for good reason" effective immediately. For the purposes hereof, "good reason" means any material breach by Employer of any provision of this Agreement. Without limiting the generality of the foregoing, each of the following shall be deemed to be "good reason": (i) a failure by the Employer to comply with any provision of this Agreement which has not been cured within ten
(10) days after notice of such noncompliance has been given by Executive to the Employer, (ii) the assignment to Executive by Employer of duties inconsistent with Executive's position, responsibilities or status with


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Employer as in effect on the date of this Agreement including, but not limited to, any reduction whatsoever in such position, duties, responsibilities or status, any change in Executive's titles, offices or perquisites, as then in effect, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions (except for Executive's election to the Board), except in connection with the termination of his employment on account of his death, disability, or for cause, (iii) any failure to pay (or any reduction in) compensation (including benefits) paid or payable to Executive pursuant to the provisions of Section 4 hereof, (iv) any purported termination of Executive's employment for cause which is not effected in accordance with the requirements of Section 5.2 hereof (and for purposes of this Agreement no such purported termination shall be effective) or (v) the failure of the Employer to obtain the assumption of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Employer as set forth in Section 9 herein.

      5.4 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 180 days, or
(ii) periods aggregating at least 270 days during any period of twelve (12) consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, Employer may conclusively determine Executive to be disabled at any time after the end of the Disability Period if Executive has then commenced receiving benefits under the long-term disability insurance policy obtained pursuant to Section 4.5 hereof.

      5.5 Death. The Employment Period shall end on the date of Executive's death.

6.    Termination Compensation

      6.1 Termination Without Cause by Employer or for Good Reason by Executive. If the Employment Period is terminated by Employer pursuant to the provisions of
Section 5.1 hereof or by Executive pursuant to the provisions of Section 5.3 hereof, Employer will pay to Executive (i) Executive's Base Salary through the date of termination, (ii) within five (5) days following the date of termination in one lump sum an amount equal to the greater of the (a) Base Salary multiplied by the number of full and partial years then remaining in the Employment Period (assuming no termination) and (b) one year's Base Salary (calculated in each case at the Base Salary rate then in effect); and (iii) on the date due pursuant to the provisions of Section 4.2 hereof, the bonus for the then current Bonus Year, without proration. All other benefits provided for in Sections 4.3, 4.4,
4.5 and Section 4.9 shall be continued at the expense of Employer for the longer of the balance of the unexpired portion of the Employment Period (assuming no termination) and twelve (12) months from date of termination. In addition, upon such termination, all of the unvested options granted as part of Tranch A shall immediately vest and become exercisable.


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      6.2 Certain Other Terminations. If the Employment Period is terminated by
Employer pursuant to the provisions of Section 5.2, or by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive, within thirty (30) days of the date of termination, Executive's Base Salary through the date of termination. Provided the date of termination is after the end of a calendar year for which a Bonus is payable, but prior to the date of payment, Employer shall also pay to Executive, when due pursuant to provisions of Section 4.2 hereof, the unpaid Bonus for such Bonus Year. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

      6.3 Termination for Disability. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.4, Employer shall make all payments and continue all benefits for the period specified in Section 6.1; provided, however, that such payment shall be reduced by any amounts actually paid to Executive pursuant to any disability insurance or other such similar program maintained by Employer, including amounts paid pursuant to any long-term disability policy purchased pursuant to Section 4.5 hereof.

      6.4 Termination Prior to September 13, 2003 As a Result of Non-Renewal Notice Given by Employer. If the Employment Period is terminated by Employer prior to September 13, 2003 as a result of a non-renewal notice given by Employer in accordance with Section 2, all unvested options granted as part of Tranche A of the Option shall vest and become exercisable as provided in the Option Agreement.

      6.5 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6, be entitled to any compensation following termination of the Employment Period.

      6.6 Mitigation; Offset. Executive shall not be required to mitigate the amount of any payments or benefits provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive's employment by or consultancy or other association with any other person or entity provided, that any medical, dental or hospitalization insurance or benefits provided to Executive in connection with his employment by or consultancy with any person or entity unaffiliated with the Employer during such period shall be primary to the benefits to be provided to Executive pursuant to this Agreement for the purposes of coordination of benefits. Notwithstanding the foregoing, if Executive elects to be covered by the insurance or benefits provided by an entity or person unaffiliated with the Employer, Executive agrees that Employer may terminate any insurance or benefits provided to the Executive. The Employer's obligation to pay termination compensation pursuant to this Section 6 shall not be reduced by any amount owed by Executive to the Employer.

7.    Indemnification

      7.1 General. The Employer shall indemnify the Executive to the fullest extent permitted by law in effect as of the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding.


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For the purposes of this Section, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Employer or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Employer.

      7.2 Costs and Expenses. The Employer shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by the Employer of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. Notwithstanding anything herein to the contrary, to the extent that Executive has served on behalf of the Employer as a witness or other participant in any Proceeding, or has been successful, on the merits or otherwise, in defense of any Proceeding, including but not limited to, the dismissal of any Proceeding without prejudice, Executive shall be indemnified against all costs, charges and expenses (including attorney's fees) actually incurred by Executive in connection therewith.

      7.3 Standard of Conduct. The Executive shall not be entitled to indemnification under this Section unless he meets the standard of conduct specified in the Delaware General Corporation Law. Notwithstanding the foregoing, to the extent permitted by law, neither Section 145(d) of the Delaware General Corporation Law nor any similar provision shall apply to indemnification under this Section, so that if the Executive in fact meets the applicable standard of conduct, he shall be entitled to such indemnification whether or not the Employer (whether by the Board of Directors, the shareholders, independent legal counsel or other party) determines that indemnification is proper because he has met such applicable standard of conduct. Neither the failure of the Employer to have made such a determination prior to the commencement by the Executive of any suit or arbitration proceeding seeking indemnification, nor a determination by the Employer that he has not met such applicable standard of conduct, shall create a presumption that he has not met the applicable standard of conduct.

      7.4 Settlement. The Employer shall not settle any Proceeding or claim in any manner which would impose on the Executive any penalty or limitation without his prior written consent. Neither the Employer nor the Executive will unreasonably withhold its or his consent to any proposed settlement. The Employer shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.

      7.5 Notification and Defense of Claim. Promptly after receipt by the Executive of notice of the commencement of any Proceeding, the Executive will, if a claim in respect thereof is to be made against the Employer under this Agreement, notify the Employer in writing of the commencement thereof; but the omission to so notify the Employer will not relieve the Employer from any liability that it may have to the Executive otherwise than under this Agreement. Notwithstanding any other provision of this Agreement, with respect to any such Proceeding as to which the Executive gives notice to the Employer of the commencement thereof:


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            (i) The Employer will be entitled to participate therein at its own expense; and

            (ii) Except as otherwise provided in this Section 7.5(ii) to the extent that it may wish, the Employer, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof, with counsel satisfactory to the Executive. After notice from the Employer to the Executive of its election to so assume the defense thereof, the Employer shall not be liable to the Executive under this Agreement for any legal or other expenses subsequently incurred by th Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Executive shall have the right to employ the Executive's own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Employer of its assumption of the defense thereof shall be at the expense of the Executive unless (a) the employment of counsel by the Executive has been authorized by the Employer, (b) the Executive shall have reasonably concluded that there may be a conflict of interest between the Employer and the Executive in the conduct of the defense of such Proceeding (which conclusion shall be deemed reasonable if, without limitation, such action shall seek any remedy other than money damages and the Executive would be personally affected by such remedy or the carrying out thereof), or (c) the Employer shall not in fact have employed counsel to assume the defense of the Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the Employer. The Employer shall not be entitled to assume the defense of any Proceeding brought against the Executive by or on behalf of the Employer or as to which the Executive shall have reached the conclusion provided for in clause (b) above.

8.    Confidentiality

      Unless otherwise required by law or judicial process, Executive shall retain in confidence after termination of Executive's employment with Employer pursuant to this Agreement all confidential information known to the Executive concerning the Employer and its businesses for the shorter of one (1) year following such termination or until such information is publicly disclosed by the Employer or otherwise becomes publicly disclosed other than through Executive's actions.

9.    Successors; Binding Agreement

      (a) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer, by agreement, in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle the Executive to compensation from the Employer in the same amount and on the same terms as the Executive would be entitled to hereunder had the Employer terminated the Executive without Cause pursuant to the provisions of Section 5.1 hereof on the succession date (and assuming a Change in Control of the Employer had occurred prior to such succession date). As used in this Agreement, "the Employer" means the Employer as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.


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      (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

10.   Survivorship

      The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

11.   Miscellaneous

      11.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

            If to Employer: Prime Hospitality Corp.
                              700 Route 46 East
                                  P.O. Box 2700
                                       Fairfield, NJ 07007-2700
                                           Attention: Secretary

            If to Employer: Mr. A.F. Petrocelli
                              Prime Hospitality Corp.
                                  700 Route 46 East
                                       P.O. Box 2700
                                           Fairfield, NJ 07007-2700

      11.2 Legal Fees. Employer shall promptly reimburse the Executive for the reasonable legal fees and expenses incurred by Executive in connection with enforcement of Executive's rights hereunder.

      11.3 Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

      11.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed therein.


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      11.5 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fairfield, New Jersey in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.

      11.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

      11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      11.8 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

      11.9 Entire Agreement and Representation. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                             PRIME HOSPITALITY CORP.


                                             By:
                                                 _______________________________


                                             ___________________________________

                                                       A.F. PETROCELLI


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